Exhibit 10.24
GLOBAL AMENDMENT TO
OUTSTANDING AWARDS
UNDER THE CIVITAS RESOURCES, INC. 2021 LONG TERM INCENTIVE PLAN, EXTRACTION OIL & GAS, INC. 2021 LONG TERM INCENTIVE PLAN, AND BONANZA CREEK ENERGY, INC. 2017 LONG TERM INCENTIVE PLAN

This Global Amendment to outstanding awards under the Civitas Resources, Inc. 2021 Long Term Incentive Plan, Extraction Oil & Gas, Inc. 2021 Long Term Incentive Plan, and Bonanza Creek Energy, Inc. 2017 Long Term Incentive Plan (collectively, as amended from time to time, the “LTIPs”) is hereby adopted by Civitas Resources, Inc., a Delaware corporation (the “Company”), as of October 26, 2022 (the “Effective Date”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the applicable LTIP or, if not defined in the applicable LTIP, the meanings assigned to such terms in the applicable outstanding award agreements and other documentation (the “Award Documents”).
WHEREAS, pursuant to each of the LTIPs and the Award Documents, the terms and conditions of the Award Documents may be amended without the consent of any grantee, provided that such amendment does not materially impair or adversely affect, as applicable, the grantee’s rights under the award subject to such amendment
WHEREAS, awards granted under the LTIPs to non-employee directors of the Company (the “Non-Employee Director Awards” and, the applicable Award Documents, the “Non-Employee Director Award Documents”) provide for full accelerated vesting of the Non-Employee Director Award immediately upon a termination of the applicable non-employee director’s service due to such non-employee director’s death or Disability; and
WHEREAS, the Company desires to amend each outstanding Award Document other than the Non-Employee Director Award Documents (the “Subject Award Documents” and, the outstanding awards subject to the Subject Award Documents, the “Subject Awards”) to provide for accelerated vesting upon a termination of the applicable grantee’s service due to such grantee’s death or Disability as set forth herein.
NOW, THEREFORE, in consideration of the foregoing, effective as of the Effective Date, the Subject Award Documents are hereby amended as follows:
1.Notwithstanding anything to the contrary in any Subject Award Document, with respect to each Subject Award, if the grantee’s service terminates due to death or Disability, the entire unvested portion of such Subject Award shall immediately vest in full upon such termination (with any Subject Awards that vest based on one or more performance conditions vesting at the “target” level performance). For purposes of the immediately preceding sentence, if there is no definition of “Disability” (or a similar term) in the Subject Award Document and applicable to the grantee, the term “Disability” means that (a) the grantee has become eligible to receive disability benefits under either the Social Security Disability Insurance program or the Company’s long-term disability plan, if any, or (b) the Company, based on the written report of a qualified physician designated by the Company’s insurers, determines (after a complete physical examination of the grantee at any time after the grantee has been absent from work for 90 or more consecutive calendar days) that the grantee has become physically and/or mentally incapable of performing the grantee’s essential job functions with or without reasonable accommodation as required by law due to injury, illness, or other incapacity (physical or mental).
2.Except as expressly amended hereby, the Subject Award Documents and Subject Awards shall remain in full force and effect and are specifically ratified and reaffirmed.

Civitas Resources, Inc.

By:	/s/ Travis L. Counts
Name:	Travis L. Counts
Title:	Chief Legal Officer and Secretary